UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

INNOVA ROBOTICS AND AUTOMATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33231	95-4868120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15870 Pine Ridge Road, Fort Myers, Florida 33908
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (239) 466-0488

Copies to:
Gregory Sichenzia, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2007, Robotics Workspace Technologies, Inc. (“RWT”), a wholly owned subsidiary of Innova Robotics and Automation, Inc. (the “Company”), completed the purchase of all of the issued and outstanding shares of common stock of Altronics Service, Inc. (“Altronics”) pursuant to a certain Stock Purchase Agreement dated as of March 16, 2007 (the “Agreement”) which RWT entered into with Alfred Fleming and Andrea Fleming (the “Sellers”), being all of the shareholders of Altronics.

Under the terms of the Agreement, RWT purchased, and the Sellers sold, an aggregate of 280 shares of common stock of Altronics, representing all of the issued and outstanding shares of Altronics (the “Shares”) for an aggregate purchase price of $300,000 (the “Purchase Price”), paid or to be paid by the Company as follows: (i) $150,000 was paid on March 16, 2007 (the “Closing Date”); (ii) $100,000 shall be paid in two installments, the first installment of $50,000 within 180 days after the Closing Date, and the second installment within 1 year after the Closing Date, which was evidenced in the form of a $100,000 principal amount Promissory Note issued by the Company to the Sellers on the Closing Date; and (iii) $50,000 in restricted shares of common stock of the Company at a per share price equal to $0.20 (250,000 shares), which was delivered to the Sellers on the Closing Date and vest as follows, provided that Alfred Fleming is an employee of Altronics at each vesting date: (x) 100,000 shares on the first anniversary of the Closing Date; (y) 100,000 shares on the second anniversary of the Closing Date; and (z) 50,000 shares on the third anniversary of the Closing Date.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the issuance of the securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Sellers are accredited investors, they had access to information about the Company, the Sellers took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

In addition, on March 16, 2007, Altronics entered into an Employment Agreement (the “Employment Agreement”) with Alfred Fleming under which the Company will employ Mr. Fleming as a Vice President for a period of 3 years commencing March 16, 2007 and ending on March 15, 2010 which will be automatically renewed for successive 1 year periods until 30 days prior written notice not to renew is delivered by either the Company or Mr. Fleming. Mr. Fleming will be paid a monthly salary of $6,250, or $75,000 per annum, and shall be issued stock options in accordance with Altronics’ executive level option schedule, which will vest over the 3 year term of the Employment Agreement. Further, Mr. Fleming may be eligible for Altronics’ employee bonus program, to be determined by the Board of Directors of Altronics based on meeting performance objectives and bonus criteria. During the term of his employment and for a period thereafter, Mr. Fleming will be subject to confidentiality and non-competition provisions, subject to standard exceptions.

On March 19, 2007, the Company issued a press release announcing the entry into the Agreement with the Sellers and the completion of the transactions contemplated therein, a copy of which is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Due to its size of assets and lack of revenues, Altronics does not met the requirements for a significant subsidiary and does not require audits for years ended December 31, 2005 and 2006.

(b) Pro forma financial information.

To be filed not later than 71 days after March 20, 2007.

(c) Exhibits

Exhibit
Number	Description
10.1	Stock Purchase Agreement dated as of March 16, 2007 by and among Robotic Workspace Technologies, Inc., Alfred Fleming and Andrea Fleming.

99.1	Press Release of Innova Robotics and Automation, Inc. dated as of March 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVA ROBOTICS AND AUTOMATION, INC.

Date: March 21, 2007	/s/ Walter K. Weisel
Walter K. Weisel
Chief Executive Officer